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                                                                    Exhibit 12

THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Ratios
(In thousands)

                                                               Twelve Months Ended December 31
                                                          -----------------------------------------
                                                           1997             1996              1995
                                                          ------           ------            ------
EARNINGS:
Income from continuing operations
   before income taxes                                  $1,335,708           991,098           896,742
Fixed charges                                              116,677           126,463           129,726
                                                    --------------    --------------    --------------
    Income as adjusted                                  $1,452,385         1,117,561         1,026,468
                                                    --------------    --------------    --------------
                                                    --------------    --------------    --------------
FIXED CHARGES, PREFERRED
   DIVIDENDS AND DISTRIBUTIONS ON
   CAPITAL SECURITIES:

Fixed charges:
   Interest expense                                        $86,202            87,419            90,800
   Rent expense (1)                                         30,475            39,044            38,926
                                                    --------------    --------------    --------------
     Total fixed charges                                   116,677           126,463           129,726

Preferred stock dividends                                   19,810            38,092            46,098
Distributions on capital securities                         33,312            12,585             7,763
                                                    --------------    --------------    --------------
     Total fixed charges, preferred dividends
       and distributions on capital securities            $169,799           177,140           183,587
                                                    --------------    --------------    --------------
                                                    --------------    --------------    --------------

Ratio of earnings to fixed charges                           12.45              8.84              7.91
                                                    --------------    --------------    --------------
                                                    --------------    --------------    --------------
Ratio of earnings to combined fixed charges,
   preferred dividends and distributions on
   capital securities                                         8.55              6.31              5.59
                                                    --------------    --------------    --------------
                                                    --------------    --------------    --------------

(1) Interest portion deemed implicit in total rent expense.

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